Exhibit 99.2

MRV COMMUNICATIONS

April 27, 2005
4:30 p.m. EDT

Coordinator	Good day, ladies and gentlemen, and welcome to the MRV Communications First Quarter Results conference call. My name is Anne-Marie, and I’ll be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. I would now like to turn the presentation over to your host for today’s conference, Ms. Anne-Marie Frisch from the Investor Relations Department. Please proceed.

A. Frisch	Thank you. Good afternoon, everyone. Thank you for joining us today to discuss MRV’s first-quarter 2005 financial results. With me today is Noam Lotan, our President and CEO; Near Margalit, CEO of LuminentOIC, and Shay Gonen, our CFO. If you haven’t yet seen the press release, it can be retrieved at www.mrv.com or off of First Call or PR Newswire. In addition, this conference is being Webcast on our company Web page and will be available for replay. The slides for the financial highlight and overview presentation are available in conjunction with this teleconference and Webcast. The presentation can be retrieved at www.mrv.com\investor.

Today, Noam Lotan will provide an executive summary and the first-quarter highlights of MRV. Near Margalit will provide an executive summary of LuminentOIC and Shay Gonen will review in detail the financial results for the first quarter of 2005. Also, we need to cover our Safe Harbor statement. A copy is currently viewable on slide No. 3. Certain comments made in this presentation may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995. Those statements involve a number of factors that could cause actual results to differ materially. Additional information concerning these factors is contained in the company’s filing with the SEC. Copies are available from the SEC, from the MRV Website, or from our Investor Relations Department. I’d now like to turn the call over to Noam Lotan, MRV’s President and CEO.

N. Lotan	Thank you, Anne-Marie. Good afternoon, and thanks for joining us today. Our accomplishments in Q1 were mixed. Revenues were up 4% year over year and operating losses improved by 7%. If you click to slide No. 5 for quarterly revenues, you can see that MRV has now been rolling revenue on a year-over-year basis for eight straight quarters. In Q2, we expect to continue to grow on a sequential basis. In addition, Q1 revenue in the Americas was up 25% year over year, resulting mostly from growth in FTTP. This represents a continued and consistent improvement.

So all this, I am very proud of. However, in absolute terms, the first quarter was $3 million short of the lower end of our guidance. The resulting losses were higher than anticipated, partially due to revenue shortfalls and a charge associated with the reduction of certain tax assets.

Q1 was challenging both domestically and internationally. Some of the revenue shortfall was due to a general weakness in our European networking business, and some decline in optical components. On the bright side, revenue from MRV’s products versus resale products stood at 60% of total revenue compared to 55% in the prior quarter and 54% in Q1 of last year. Going forward, we expect to grow sequentially in Q2; nevertheless, we anticipate for the first time in two years a year-over-year revenue decline.

In optical components, we recorded trade revenues including inter-segment revenues of $13.1 million. On a year-over-year basis, it’s an increase of 27%; but we also experienced a sequential decline of about $1.5 million. This decline is primarily due to seasonality but is also partially due to lower legacy FTTP revenues. Our understanding is that our customer anticipates a transition to the next-generation ONT. As a reminder, ONT stands for Optical Network Termination, which is the home gateway in FTTP deployment.

The next ONT platform is fully supported by LuminentOIC’s new integrated triplexers – ITR. In its transition to the newer model, we are recently informed that our customer will require less ITR’s in Q2, but will continue to ramp up again in Q3 and Q4. In a moment, Near Margalit, CEO of LuminentOIC, will discuss the implication of the transition, as well as the recent addition of a second supplier to Verizon, which was announced last week.

Before we bring Near into the call and discuss the transition affecting us in Q2, let me provide some updates about MRV’s networking business. It is actually an exciting time in our networking equipment business. We mentioned on our last call that we recently upgraded and added new talent to our sales organization, including some topnotch field sales engineers. On an incremental basis, we’ve added field resources in North America, Singapore, Spain, Germany and Russia.

As I mentioned in our previous call, our resources in the field today are the best we have ever had, and I’m excited about each and every one of them. They are fully engaged, and we look forward to their contribution in the near term. Naturally, the addition of sales personnel contributed to additional recruiting and payroll expenses, which partially explains some of our changes in operating expenses. Going forward, we will continue to keep operating expenses at check, but hope to decrease operating expense as a percentage of revenue as we grow.

Last quarter, we discussed addressing the telco space with our new line of telco console servers, the LX8000 series. During the quarter, we successfully completed several evaluations and obtained our first important sale into a major US carrier. We also gained product acceptance by a strategic partner who will resell the LX8000 into other carriers’ applications. In general, several of our existing carrier customers, happy with the performance of MRV in their networks, are in the midst of evaluating new solutions from MRV.

We also enjoyed multiple wins at municipalities. Two weeks ago, we announced that the City of Santa Monica, California won the 2004 Solution Award from the Public Technology Institute for their new fiber-optic network, using MRV’s high-end WDM solution. To quote directly the City of Santa Monica’s CIO: “With the MRV WDM equipment, we were able to deploy a robust Gig-E network at a low cost. The system was easy to implement and required very little management compared to other solutions we considered. We were able to get ten gig instead of two and a half gig at a much lower cost. None of the other WDM vendors could compete with features, flexibility and price that MRV offers.”

With respect to marketing communication, we participated in an industry Webinar discussing Ethernet in the first mile and MPLS/BPLS solutions. We presented in Light Reading’s Telecom Investment Forum in New York, and exhibited in a number of trade shows, including Storage Network World, where we participated in the storage interoperability lab. LuminentOIC also exhibited at the OSC Show. LuminentOIC made a number of innovative products announcements, including the industry’s first SFP transceiver for 300-kilometer DWDM transmission. It was demonstrated at the show, and we are pleased with initial customer traction, revenue generated, and performance in the field. Service providers can reduce both cap ex in their networks by using DWDM long-range transmission in a small pluggable transceiver form factor and eliminate the need to ship and track separate expensive line costs for each wavelength. Just stocking a few pluggable transceivers will do the job.

LuminentOIC also announced other innovative transceivers such as temperature-hardened CWDM devices for FTTN, fiber-to-the-node, deployment in harsh environments; and long-distance single-fiber pluggable transceivers for Metro applications.

MRV made some interesting announcements, including the industry’s highest-density programmable digital media cross connects, with 288 ports and an overall system bandwidth exceeding two terabits per second. The new media cross connect is designed for enterprise networks that combine LAN and SAN with YO-1’s capability. It is also designed for testing in interoperability labs, as well as digital video distribution.

For Q2, we have a full plate. Next week we’ll participate in NetWorld Interop with our secure enterprise access solution, including the media cross connect, optical transport solutions, secure console servers, and optical Ethernet switches. We will show IT managers how to design an out-of-band network management at the N+I Network Forensic Day, and we have several events planned around the show for key partners and end users. We will also exhibit at SuperComm in June. We plan further webinars on our ten-gigabit technology and cross connect solutions.

Although we’re entering a seasonally stronger quarter, which is traditionally a growth quarter for MRV, our optical component business is expected to decline in Q2 and rebound later in the year. On the network equipment side, we expect to grow sequentially. In the aggregate, indications show that we are going to improve slightly, with a revenue range of 62 to $66 million. This will constitute a decline on a year-over-year basis from $67.2 in the second quarter of ’04. We also expect improvement with respect to the bottom line.

Going forward, we’re optimistic about the rest of the year. We see further growth and profitability improvement in our network equipment business. With a transition to the new ONT and Verizon’s continued deployment and penetration into the more populated northeastern states, we have plenty of reason to be optimistic with our optical components.

At this time I’d like to turn the call over to Near Margalit, CEO of LuminentOIC. Please click to slide No. 6. Near is currently joining us by phone. Near?

N. Margalit	Thank you, Noam. Revenues for the quarter was $13.1 million, representing an over 10% drop sequentially from the previous quarter. The drop was primarily in the FTTP product line, with a $400K drop in the Verizon ONT triplexer business and a $1 million drop in other FTTP business. Network transceivers increased slightly quarter over quarter, driven by a specific CWM project. The drop in ONT triplexer revenues was a result of almost constant units shipped with a price reduction over the previous quarter. This price reduction was part of an agreed-upon price reduction plan that required a new price for 2005 over 2004.

We also had a significant drop of $1 million in other legacy FTTP business, as customers were transitioning away from legacy FTTC architectures to newer-generation pond systems. The combination of price reduction, reduced volume and legacy business resulted in a drop in gross margin down to 7% from the previous 14%, in spite of partial completion of production transfer. Recovery of gross margins will require a completion of the production transfer process, as well as increased capacity utilization to offset fixed production costs.

Production transfer to Taiwan and China is well on schedule, with integration and optics assembly complete. The final step in this production transfer is the analog and digital test equipment transfer to China, which is expected to be completed this quarter. At the end of Q2, we will have completed the entire production transfer. Accompanied with this transfer, we implemented a workforce reduction in our Chatsworth, California facility. Further improvements in cost of goods sold will come from engineering improvements in the material used to build the product.

Recently, Verizon announced the selection of Motorola as a second source for FTTP equipment. We are cautiously optimistic about the business prospect for the Motorola ONT triplexer. Although there are competitive options for ONT triplexers, we believe our product provides the highest level of product maturity and features. Over the last year, Motorola has been our second-largest customer for integrated triplexer transceivers; however, we cannot make further comments on the status of our relationship with Motorola other than we understand that this is a large business opportunity for the future, and we are treating it accordingly.

Accordingly, we expect a sequential decline in revenue for the second quarter. Verizon’s ONT triplexer will experience a transition quarter as their customers move to the next-generation ONT platform.

Recently we were informed of our customer’s decision to transfer all future builds to the new platform. This resulted in cancellation of significant quantities of integrated triplexers in Q2, with anticipated ramp in Q3. In addition, due to the immediate phase-out of the old ONT and lower price of the triplexer for the new ONT platform, we expect revenues for the current quarter to be quite low for this business, limited in the ability of the new ONT ramp.

Although we were surprised by the very rapid transition in ONT’s and the accompanied unit drop, which presumably is due to channel inventory buildup, we are positive about the long-range economics of FTTP. Ultimate demand for such products is driven by consumer uptake of the high-speed service for which we have no better visibility than other industry observers.

With that, let me turn the call over to our Chief Financial Officer, Shay Gonen, for specific details of our financial results.

S. Gonen	Thank you, Near. Good afternoon, everyone, and thank you for joining us for MRV’s first-quarter conference call. Let me start with a brief review of our highlighted results. Slide No. 8, please.

Our revenues for the first quarter of ’05 were $62 million, which was $3 million below the low range of our guidance, compared to $81.9 million in Q4 of 04, and $59.6 million in Q1 of ’04. Our revenues increased 4% year over year, primarily due to the weakening of the US dollar compared to European currencies in which we conduct our business.

Sequentially, revenues declined 24% due to our seasonally weak first quarter of the year in our networking business in Europe; and to a lesser degree, a decline in shipments of optical components. We expect our revenues for Q2 ’05 to improve and to be within the range of 62 to $66 million. We also anticipate an improvement of our net loss.

In Q1 of ’05, our optical components group reported an increase in revenues of 27% or $2.7 million compared to Q1 of ’04; and 11% or $1.5 million sequential decrease in revenues compared to the last quarter. Our year-over-year growth is attributed to the increase in shipments of FTTP components. The sequential decrease in revenues from last year was due to decreased shipments of our FTTP legacy business.

This quarter, we posted a net loss of $0.06 per share, or $6.4 million, compared to net income of $0.01 per share or $918,000 in Q4 of ’04, and a loss of $0.05 or $4.8 million in Q1 of ’04. Our loss for Q1 of ’05 was greater than our expectations. Our loss increased due to approximately $2 million or $0.02 per share reduction in certain deferred tax assets and lower-than-anticipated revenues. Our Q1 headcount remains flat at approximate 1300 employees.

Revenue by business segment, slide No. 9, please. We present segment reporting information according to the following segments: Networking group; optical components group; and development-stage enterprise group. Accordingly, our revenues by business segment for Q1 of 05 and Q4 of ’04 were as follows:

For the networking group, revenue decreased sequentially by 26% to $50.2 million in Q1 compared to $67.9 million in Q4, and increased by 1% compared to $49.9 million in Q1 of ’04. The effect of currency fluctuation contributed $1.9 million to the year-over-year increase in revenues. Q1 was the eighth quarter in a row where our networking group achieved year-over-year quarterly growth. The sequential decrease is typical, as our fourth quarter is seasonally the strongest quarter of the year, and the first quarter is seasonally the weakest, especially in Europe.

Revenues for the optical components group decreased sequentially by 11% to $13.1 million in Q1 compared to $14.6 million in Q4. Year over year, our optical components quarterly revenue increased 27% from $10.3 million in Q1 of ’04. In Q1, FTTP revenues were $7.9 million compared to $9.7 million in Q4 of ’04, and $7.5 million in Q3 of ’04. The drop in these revenues was largely the result of reduction in our legacy FTTP business. There were no revenues generated by our development-stage enterprise group.

Please turn to slide No. 10. With respect to geographical breakdown, we provide revenue data by the following regions: the Americas, Europe, Asia Pacific, and other regions, which includes Middle East and Africa. The geographical breakdown as a percentage of revenue for Q1 of ’05 and Q4 of ’04 were as follows: Q1 revenues in the Americas were 29% in Q1 compared to 22% in Q4. Our revenues in the Americas grew by 25% or $3.6 million in Q1 of ’05 compared to Q1 of ’04, mainly due to the optical components business.

Q1 revenues in Europe were 67% in Q1 compared to 73% in Q4. In absolute dollars, revenues in Europe decreased by $18.2 million or 31%. This seasonal decrease is typical for our European business for the first quarter of the year. Year over year, our revenues in Europe slightly decreased, by 1% or $396,000, and were $41.3 million.

Q1 revenues in Asia Pacific were 5% in Q1 compared to 4% in Q4 and Q1, revenues in other regions were 1% or less in Q1 and Q4.

For products line analysis, please turn to slide No.11. Revenues for Q1 of ’05 versus Q4 of ‘04 were as follows: Fiber-optic components was 20% in Q1 compared to 19% in Q4, a decrease of $3.1 million or 20% sequentially. Year over year, fiber-optic components revenues increased by 9% or $1.1 million. Please note that the networking group also sells certain fiber-optic components such as SFP’s and Jiddix, which are part of existing solutions.

Physical layer products were 29% in Q1 compared to 25% in Q4. Our physical layer products revenues remained strong despite a seasonal decrease of $2.8 million or 14%, and increased 3% or $454,000 year over year. Switches and ... were 19% in Q1 compared to 29% in Q4, reflecting the decrease of $11.4 million or 49% as a result of a seasonally slow quarter in Europe and general market weakness. Console management products were 7% in Q1 compared to 5% in Q4, a sequential increase of 7% or $273,000. Service-related revenues remained at 10% of revenues, although decreased by $2.3 million or 28% in Q1 compared to Q4 of ’04. In other metal products revenues, we include communication network for aerospace, defense, and other applications including cellular communications. These revenues were 16% in Q1 compared to 12% of revenues in Q4, representing a sequential decrease of 5% or $478,000. Revenues generated from the sale of third-party products through our system integration and distribution were 40% of our total reported revenues in Q1 of ’05, compared to 45% in Q4 of ’04.

Looking at our consolidated P&L, the following items are worthy of note. Slide No. 12, please. Gross profits: Our gross margin remained at 34% of revenue. In absolute dollars, our gross profit decreased $6.8 million to $21 million for Q1, compared to $27.8 million for Q4 of ’04, due to the reduction in our revenues. Gross margins for the networking group increased from 38% in Q4 to 40% in Q1. Gross profit for the networking group was $20 million in Q1 compared to $25.6 million in Q4, which was a decrease of $5.6 million or 22%.

Gross profit for the first quarter of ’05 for the optical components group was $1 million or 8% compared to $2.1 million or 14% in Q4 of last year. The decrease in gross margin is attributed to product mix and a reduction in our legacy business, which generated higher gross margin despite a partial completion of production transfer to the products.

Product development and engineering: Our product development and engineering expenses in Q1 increased slightly by $98,000 or less than 2% and were $6.5 million or 11% of our revenues. SG&A: Our SG&A expenses decreased by $2.1 million and were $18.3 million or 29% of our revenues in Q1, compared to $20.4 million or 25% of our revenues in Q4. SG&A expenses decreased due to reduced commissions and other payroll-related costs associated with our lower first-quarter revenue.

Operating expenses and operating income loss: Our total operating expenses in Q1 decreased $2.1 million to $24.8 million as compared to $26.9 million in Q4 of ’04. Our first quarter of the year has been historically associated with lower-than-average operating expenses, whereas the fourth quarter has been higher than the average. For Q1, we reported an operating loss of $3.8 million compared to operating income of $888,000 in Q4. Our operating loss in Q1 of ’05 decreased by 7% or $296,000, compared to our operating loss in Q1 of ’04. The effect of currency fluctuation did not have a significant impact on the year-over-year improvement in our operating loss.

Our networking group operating loss was $602,000, reflecting a $1 million reduction compared to Q1 of ’04. Our optical components group quarterly operating loss increased to $2.7 million compared to an operating loss of $1.9 million for the first quarter of ’04. The increase in our optical components operating loss is substantially due to the reduction of shipments of our higher-margin legacy business, while our operating cost remains less.

The development-stage enterprises contributed $435,000 to our consolidated operating losses, a reduction of 29% compared to $610,000 in Q1 of ’04.

Interest expense and other income expenses, net: For Q1, we reported interest expense of $786,000, compared to interest expense of $1.1 million in the fourth quarter of ’04. The decrease in interest expense is the result of the decrease in short-term obligations quarter over quarter. For the first quarter of ’05, other income was $485,000, compared to $1.8 million for last quarter. Last quarter includes a $2 million gain from the sale of an investment.

Other income/expense net consists of primarily interest income on our cash and investments, and fluctuation in currency rates. Cap ex and depreciation and amortization: Our cap ex in Q1 was less than $600,000, or less than 1% of reported revenues. Our depreciation and amortization was approximately $2 million for the first quarter. The majority of our depreciation and amortization is reported in our optical components group as a result of investments in prior years in automation and production equipment that has enabled us to meet the FTTP production demands.

Looking at our consolidated balance sheet, the following items are worthy of note. Please turn to slide No. 13. Cash: As of March 31st, ’05, our consolidated cash and cash equivalents, short-term and long-term marketable securities and time deposits were $79.2 million, compared to $84 million for the previous quarter. Our cash decreased $4.8 million in Q1 and was the result of our net operating losses.

Short-term obligations: Short-term obligations decreased by $1.8 million and were $23.5 million for Q1 compared to $25.3 million for Q4. Long-term debt: Our long-term obligation, including our convertible notes, remained unchanged at $23 million. Our long-term obligation consists primarily of our convertible notes due in 2008. Accounts receivable: Accounts receivable decreased by $12.7 million or 16%, and were $68.1 million in Q1. Day sales outstanding increased to 100 days in Q1 compared to 90 days in Q4, reflecting an 11% increase. This increase in our day sales outstanding is due to a disproportionate decrease in revenues compared to accounts receivable quarter over quarter. Inventories: Inventories increased $2.1 million or 5% to $44.3 million for Q1. The increase in inventories is partially due to timing of shipments and expected demand for next quarter. Days in inventory increased to 98 days for Q1 compared to 71 days for Q4, largely due to the reduction in revenues and cost of goods sold. Accounts payable: Accounts payable decreased $5.1 million to $38.1 million for Q1 compared to $43.2 million for Q4. The decrease in accounts payable is due to timing of payments to our vendors.

As for the outlook, we expect our revenues for Q2 of ’05 to improve and to be within the range of 62 to $66 million. We also anticipate an improvement of our net loss. With that, I would like to turn the call to the operator for Q&A. Operator, please.

Coordinator	Thank you. One moment, please, while questions queue up. Our first question comes from Dave Kang with Roth Capital. Please proceed.

D. Kang	A couple of questions on the FTTP side. I guess the transition you’re talking about is that Vinci system; is that correct?

N. Margalit	That’s correct.

D. Kang	Can you maybe explain a little bit more in detail how this transition is affecting, because I thought you guys were already designing to Vinci systems.

N. Margalit	Yes, if I could take that question. We don’t have a problem with it; it’s just an issue that one platform was ramped down in manufacturing and the other platform started ramping up in manufacturing; and there’s a big gap in between those.

D. Kang	So that’s going to happen in the second quarter, so that’s why you feel that in second half, that business will ramp back up again?

N. Margalit	Presumably so, yes.

D. Kang	Okay. Then you also had talked about this yearly new-year price reduction. Can you perhaps quantify a little bit more? What are we looking at these days in terms of triplexer; is it more like $80 now, rather than $100?

N. Margalit	Yes. Let me say that we have different versions of the triplexer that have different pricing structures, and what we saw was basically in the Q1, a decrease of the production version of the triplexer over year on boundary; and going forward on the Vinci platform there’s another version of the triplexer that’s a lower-priced version. I’m not sure we can give guidance yet on what that price will be.

D. Kang	Fair enough. Regarding Motorola and Tel Labs as far as Verizon, does anyone know what the split between those two will be?

N. Margalit	I don’t think anybody knows.

D. Kang	Okay. But it sounds like – I mean, this Motorola situation will have a disruption to your FTTP business. Can you maybe touch on that a little bit more? And maybe regarding Motorola, I think you guys have a pretty strong relationship, but you also mentioned there could be a potential competitor. Maybe you can talk about potential competitors on a going- forward basis for Motorola business.

N. Margalit	Sure. Like I said, what we said before is we feel like we have a strong relationship, we have a strong product to offer them. As you’re probably well aware, there are quite a few potential competitors. We feel relatively strong on establishing a strong position there, but it’s going to take more time to really establish if that’s 100% or 50% or whether we don’t win at all.

D. Kang	Do you know whether Motorola will go through a bake-off with you and maybe a couple of other competitors, or can you explain what the environment is?

N. Margalit	We probably can’t comment on their internal process.

D. Kang	Okay. On the second quarter guidance, did you guys give any kind of quantifiable information as far as how much you expect this FTTP business to drop versus first quarter? Is it going to be a reduction of 50% or maybe less, or –

N. Margalit	Dave, I don’t think we gave any guidance yet on that. It still has some variability in it in how fast the new platform can ramp up.

D. Kang	Got it. And Shay, just one financial question: Can you tell me how much the charge was? I think I missed that information.

S. Gonen	Which charge? For the tax?

D. Kang	Yes, yes.

S. Gonen	Roughly $0.02, or approximately $2 million.

D. Kang	Got it. All right, thank you.

Coordinator	Your next question comes from Erik Zamkoff with IRG Research. Please proceed.

E. Zamkoff	Good afternoon. On the triplexer side of the equation, I was wondering if we can talk about other potential sources of demand outside of America, potentially Asia Pacific region. And then if you could go into a little more detail – and I apologize, I’m dancing between calls here – as to competitive situation-wise; I was under the impression you’re a supplier to everybody who is supplying Verizon fiber-to-the-premise. So could you take us through the mechanics as to what’s driving the decline and what gives you confidence that it comes back in the back half?

N. Margalit	Sure. Let me take the first question. So in terms of world, other areas of demand for triplexers, I think a lot of the world is working on IPTV-type stuff that uses diplexers instead of triplexers, although we do see some demand in Britain and possibly in Australia, and where people have generally a lot of installed cable TV infrastructure; people prefer the triplexer solution over the diplexer-type solution. But areas where you see a lot of cable TV deployment, that’s where potential triplexer other business is.

In terms of your second question, your statement is correct in terms of our qualification for everybody that was supplied. All we’re commenting is that that does not ensure future – that we are an exclusive supplier to those OEM’s. So we –

E. Zamkoff	What is the scenario that’s leading to a decline if Verizon still sounds like they are on track –?

(Parties speaking simultaneously.)

N. Margalit	Sure. So – yes. No, I think from the competitive situation, we feel pretty strongly on track, although the competitive environment is much more significant, as more optical component companies try to acquire the technology involved in building triplexer transceivers. Outside of the demand, in terms of demand for the second half, I think it’s almost completely driven by what — the take rate of subscribers to the service.

E. Zamkoff	Okay, fair enough. Thanks.

Coordinator	Your next question comes from Greg Fortune with Davis Capital. Please proceed.

G. Fortune	Good afternoon. Obviously this is an extremely disappointing result; I mean your stock is already down 30% or more in the after-market; and I guess I’m just wondering if it’s time for you guys to consider doing something to maybe become part of a bigger company, or maybe it’s time just to sort of move on and get some value for shareholders here. I mean, this is a long road and it seems like you have a long way ahead of you, and we’re all taking a leap of faith that it’s going to get better in the second half. So I guess my question is, what are you going to do to enhance shareholder value at this point?

N. Lotan	Greg, this is Norm. I think we’ve demonstrated for the past two years that every quarter was better than the previous quarter, the same quarter of the year before; and you’ve probably noticed that there have been other companies that have reported some difficulties in the environment. There is some weakness. We are obviously operating heavily in Europe, which is a slightly slower economy, and sometimes even zero-growth economies in some countries there. So we’ve had – plus coupled with the traditional Q1, which is traditionally lower.

So that is – we’ve done eight steps forward and half a step backward, and we’re going to take additional steps forward. We are very optimistic about the second half of the year; I already mentioned that. We have a lot of acceptance of our products both in the optical components side and also with the networking side with several projects. So I’m very optimistic, if that’s what you’re asking me.

G. Fortune	Going back two years, an investment in your stock basically yielded no return in two years, if you go back and look where it is right now; and I just think that everyone’s in an environment that’s getting tougher and tougher, and smaller companies are just not able to compete now. And I stick to the fact that at the end of the day, you need to be part of a bigger company to be successful, because you guys just aren’t showing that you can get it done this way. And I would suggest that you look into that, because you are working for us as shareholders, and I think the job is being done poorly. So I would think you should be looking into that.

N. Lotan	Your point is well understood, and I’d like to take the next question, please.

Coordinator	Your next question comes from Tim Kuinlisk with Mayo Capital. Please proceed.

T. Kuinlisk	I wanted to try and understand whether the shift in platform maybe reflects a change in technology, direction of Verizon going from either B to G pond?

N. Margalit	No, it’s not. Every aspect of the technology is the same except the newer platform is lower-cost and has some additional features that I think

Tel Labs in their conference call. But it’s not a B pond to G pond type of transition.

T. Kuinlisk	Okay. I guess I’m just trying to understand why the volumes in the second quarter will be down pretty substantially, if – is there a pause actually at Verizon, in terms of the deployment?

N. Margalit	That would just be speculation our parts, but the net units shipped obviously will have a pause; so how that gets taken up, it’s just speculation on our part.

T. Kuinlisk	Okay, great. Thank you.

Coordinator	Your next question comes from Greg Waters with Investors Asset Management. Please proceed.

G. Waters	Good afternoon. Even backing out the slowdown or the changeover in the Luminent products, looking at the other products, I’m kind of wondering how there was such a big miss on some of the other product groups, especially since I guess you had mentioned, maybe not in your call but in a report, that there was a sale in the LX8000 product to a major US carrier. Where did we slip on the other products?

S. Gonen	This is Shay. The metal slip, as I mentioned before was on the – of course in absolute dollars, was on the switches and routers. We had 19% in Q1 compared to 29, or in absolute dollars, it’s a decrease of 11.4; and as I said before, it’s probably due to two major factors, first reported – it’s a very slow quarter in Europe, but also there was a general weakness in the market, and as Noam said before, there were other companies, especially focused on the ... market, where there were difficulties to meet their goals this quarter.

N. Lotan	And anyway, Greg, we reported revenues that were still up from the same quarter a year ago, by 4%, in spite of some decline in optical components. So I don’t think you can interpret that as any decline that is significant, more than it has been weaknesses by other companies. So overall, there was a weakness in Europe, and that’s basically the bottom line; and that will change gradually.

G. Waters	Okay. I see that the Americas was fairly flat, which is probably a good thing for the quarter. Do you see any pickup in sales here in the US?

N. Lotan	I mentioned that we have revamped and added significant assets in the field, and we are fully engaged in multiple opportunities, including what we mentioned in the press release, that we are very encouraged by the acceptance of our Metro Ethernet access product, and our WDM as well as the newly-announced LX8000. We’ve had good success, we have good traction; we have a lot of business in the funnel, and we basically are looking forward to continuing to grow in North America.

G. Waters	Could you quickly comment on the OEM relationships that you might have garnered, especially with the Metro Ethernet access solutions?

N. Lotan	I don’t have any particular comment. Suffice it to say that we are encouraged by multiple acceptance, and we are basically now ready to resume growth when the business will start coming in.

S. Gonen	Just one more comment: our first quarter of ’04, the Americas have been a little bit above $14 million, where over the last two quarters it has been completely flat, but still in ’04, almost $4 million year over year or 25%, which is quite a good achievement in this market.

Coordinator	Your next question is a follow-up from Dave Kang with Roth Capital. Please proceed.

D. Kang	I think Tel Labs has indicated that they are getting some FTTP business from BellSouth. Can you talk about your opportunity for that scenario?

N. Margalit	Yes. We can talk briefly that we are definitely engaged with them as a strategic supplier for that business. We are in the process of qualifying some new products for that opportunity, but we can’t really quantify what impact that will have on our business yet, because we don’t have yet visibility of what portion of the business we would get and the net amount of the business it would generate.

D. Kang	Near, what’s the time frame for that? Are we talking maybe several months or even longer than that before –?

N. Margalit	Probably longer than that, because qualifications are going on right now, and typically from qualifications to deployment is at least six months.

D. Kang	Oh, I see. So most likely it will be 2006 before we see anything out of that situation, then?

N. Margalit	Maybe Q4, but maybe 2006.

D. Kang	Q4? Got it. Thank you.

Coordinator	You have no further questions at this time. I’d like to turn the conference back over to management for any closing remarks.

N. Lotan	Thank you, everybody, for being on the call today. We are definitely excited about the possibilities. This has been a setback, but we are definitely on track. Even though we had challenges in Q1, we are totally focused to continue our growth strategy; and the opportunities are still out there and we look forward to capitalizing on those opportunities. Anne-Marie?

A. Frisch	Thank you, Noam. We would like to thank you all for participating in this afternoon’s conference call.

1st Quarter 2005 Financial Results Teleconference April 27, 2005 20415 Nordhoff Street Chatsworth, CA 91311 818-886-6782 www.mrv.com

Q1 2005 Financial Review

AGENDA

Introduction	**Anne-Marie Frisch** Investor Relations
Overview & Highlights	**Noam Lotan** President and CEO
LuminentOIC Overview	**Near Margalit** CEO, LuminentOIC
Financial Summary	**Shay Gonen** CFO
Q & A Session	

Slide No. 2

Slide No. 3 Introduction Anne-Marie Frisch Investor Relations Noam Lotan President and CEO Overview & Highlights Near Margalit CEO, LuminentOIC LuminentOIC Overview Shay Gonen CFO Financial Summary AGENDA Q & A Session Q1 2005 Financial Review

Forward-Looking Statement Disclosure Q1 2005 Financial Review This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding MRV's expectations for future operating results. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors including, but not limited to: MRV's effectiveness in controlling expenses, fluctuation in demand for its products and services; a highly competitive business environment for network equipment and optical components; the possibility that MRV might experience delays in the development of new technology and products; customer response to its new technology and product; and a dependency on third parties for certain components and for the manufacturing of its products. MRV undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect MRV's business and financial results is included in its Report on Form 10-K on file with the Securities and Exchange Commission (http://www.sec.gov), including, without limitation, under the captions: "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors." Any information contained herein should be read in conjunction with the April 27, 2005 Q1 2005 financial results press release with accompanying financial tables.

1st Quarter 2005 Financial Results Teleconference

Opening Remarks and Executive Overview

Noam Lotan
President and Chief Executive Officer

Slide No. 4

MRV

1st Quarter 2005 Financial Results Teleconference Opening Remarks and Executive Overview Slide No. 7 Noam Lotan President and Chief Executive Officer

Q1 2005 Financial Review

8 Quarters of Year Over Year Improvements

MRV
Divested FOCI/QOI
Millions
90.0
80.0
70.0
60.0
50.0
40.0
30.0
20.0
10.0
0.0
Q2 '02
Q2 '03
Q3 '02
Q3 '03
Q4 '02
Q4 '03
Q1 '03
Q1 '04
Q2 '03
Q2 '04
Q3 '03
Q3 '04
Q4 '03
Q4 '04
Q1 '04
Q1 '05

Slide No. 5

8 Quarters of Year Over Year Improvements Q1 2005 Financial Review Q2 '02 Q2 '03 Q3 '02 Q3 '03 Q4 '02 Q4 '03 Q1 '03 Q1 '04 Q2 '03 Q2 '04 Q3 '03 Q3 '04 Q4 '03 O4 '04 Q1 '04 Q1 '05 MRV 57.6 62 53.1 56.8 66.7 69.1 51.1 59.6 62 67.2 56.8 62.9 69 81.9 59.6 62 Divested FOCI/QOI 4.1 - 7.7 - 1 - - - - - - - - - Millions

1st Quarter 2005
Financial Results Teleconference
Executive Overview

LuminentOIC

Near Margalit
Chief Executive Officer, LuminentOIC

Slide No. 6

MRV

1st Quarter 2005 Financial Results Teleconference Executive Overview Slide No. 11 Near Margalit Chief Executive Officer, LuminentOIC

1st Quarter 2005
Financial Results Teleconference
Financial Review

Shay Gonen
Chief Financial Officer

Slide No. 7

MRV

1st Quarter 2005 Financial Results Teleconference Financial Review Slide No. 13 Shay Gonen Chief Financial Officer

Q1 2005 Financial Review

Quarterly Results Highlights

NM = Not meaningful

(1) Includes - Cash and cash equivalents, short and long-term marketable securities and time deposits

(2) Includes - Short-term obligations, long-term debt including current portion and convertible notes

Slide No. 8

MRV

Quarterly Results Highlights Q o Q Y o Y Q1/05 Vs. Q4/04 Q1/05 Vs. Q1/04 ($ thousands) Q1-2005 Q4-2004 Q1-2004US$ % US $ % Revenues 62,007 81,872 59,614 (19,865)(24%) 2,393 4% Operating income (loss) (3,767) 888 (4,063) (4,655) NM 296 (7%) Net income (loss) (6,437) 918 (4,777) (7,355) NM (1,660) 35% EPS ($ 0.06)$ 0.01($ 0.05)($ 0.07) NM ($ 0.01) 20% Cash position (1) 79,236 84,019 88,142 (4,783)(6%) (8,906) (10%) Cash to debt (2) ratio 1.70 1.74 2.05 (2%) (17%) Q1 2005 Financial Review Q1 2005 Financial Review Q1 2005 Financial Review

Revenue Analysis by Business Segment Q o Q Y o Y Q1/05 Vs. Q4/04 Q1/05 Vs. Q1/04 ($ thousands) Q1-2005 Q4-2004 Q1-2004US$ % US$ % Networking group 50,162 67,905 49,855(17,743) (26%) 307 1% Optical components group 13,054 14,598 10,309(1,544) (11%) 2,745 27% Development stage group - - -- - - - Intersegment revenues (1,209) (631) (550)(578) 92% (659) 120% Total Revenues 62,007 81,872 59,614(19,865) (24%) 2,393 4% Q1 2005 Financial Review Q1 2005 Financial Review Q1 2005 Financial Review

Revenue Analysis by Geographical Region Q o Q Y o Y Q1/05 Vs. Q4/04 Q1/05 Vs. Q1/04 ($ thousands) Q1-2005 Q4-2004 Q1-2004US$ % US$ % Americas 17,711 18,016 14,161 (305)(2%) 3,55025% Europe 41,269 59,452 41,665 (18,183)(31%) (396)(1%) Asia Pacific 2,872 3,245 3,566 (373)(11%) (694)(19%) Other regions 155 1,159 222 (1,004)(87%) (67)(30%) Total Revenues 62,007 81,872 59,614 (19,865)(24%) 2,3934% Q1 2005 Financial Review Q1 2005 Financial Review Q1 2005 Financial Review

Q1 2005 Financial Review

Revenue Analysis by Product Line

($ thousands)	Q1-2005	Q4-2004	Q1-2004	Q o Q Q1/05 Vs. Q4/04 US$	%	Y o Y Q1/05 Vs. Q1/04 US$	%
Fiber optic components	12,230	15,331	11,180	(3,101)	(20%)	1,050	9%
Switches and routers	11,962	23,348	12,746	(11,386)	(49%)	(784)	(6%)
Console management products	4,340	4,067	5,459	273	7%	(1,119)	(20%)
Physical layer products	17,946	20,782	17,492	(2,836)	(14%)	454	3%
Services	6,002	8,339	4,940	(2,337)	(28%)	1,062	21%
Other	9,527	10,005	7,797	(478)	(5%)	1,730	22%
Total Revenues	62,007	81,872	59,614	(19,865)	(24%)	2,393	4%

Slide No. 11

MRV

Revenue Analysis by Product Line Q o Q Y o Y Q1/05 Vs. Q4/04 Q1/05 Vs. Q1/04 ($ thousands) Q1-2005 Q4-2004 Q1-2004US$ % US$ % Fiber optic components 12,230 15,331 11,180 (3,101)(20%) 1,0509% Switches and routers 11,962 23,348 12,746 (11,386)(49%) (784)(6%) Console management products 4,340 4,067 5,459 2737% (1,119)(20%) Physical layer products 17,946 20,782 17,492 (2,836)(14%) 4543% Services 6,002 8,339 4,940 (2,337)(28%) 1,06221% Other 9,527 10,005 7,797 (478)(5%) 1,73022% Total Revenues 62,007 81,872 59,614 (19,865)(24%) 2,3934% Q1 2005 Financial Review Q1 2005 Financial Review Q1 2005 Financial Review

Quarterly Results Highlights - Operations Q1/05 Vs. Q4/04 ($ thousands) Q1-2005 Q4-2004US$ % Revenues 62,007 81,872 (19,865)(24%) Gross profit 21,044 27,757 (6,713)(24%) Gross margin (%) 34% 34% 0% R &D expenses 6,531 6,433 982% SG & A expenses 18,280 20,436 (2,156)(11%) Operating expenses 24,811 26,869 (2,058)(8%) Operating income (loss) (3,767) 888 (4,655) NM Net income (loss) (6,437) 918 (7,355) NM Earnings per share: Basic ($ 0.06)$ 0.01 NM Diluted ($ 0.06)$ 0.01 NM Weighted average number of shares: Basic 104,144 103,973 0% Diluted 104,144 107,582 (3%) NM = Not meaningful Q1 2005 Financial Review Q1 2005 Financial Review Q1 2005 Financial Review

Q1 2005 Financial Review

Quarterly Results Highlights – Financial Position

(1) Includes - Cash and cash equivalents, short and long-term marketable securities and time deposits

(2) Includes - Short-term obligations, long-term debt including current portion and convertible notes

(3) Includes - Current portion of long-term debt and short-term obligations

Slide No. 13

MRV

Quarterly Results Highlights - Financial Position Q1/05 Vs. Q4/04 ($ thousands) Q1-2005 Q4-2004US$ % Assets Cash position (1) 79,236 84,019 (4,783)(6%) Cash to debt (2) ratio 1.70 1.74 (2%) Accounts receivable, net 68,110 80,755 (12,645)(16%) Days receivables (days) 100 90 1011% Inventories 44,338 42,264 2,0745% Days inventory (days) 98 71 2738% Liabilities Accounts payable 38,071 43,209 (5,138)(12%) Short-term obligations (3) 23,462 25,286 (1,824)(7%) Long-term obligations 23,086 23,112 (26)(0%) Q1 2005 Financial Review Q1 2005 Financial Review Q1 2005 Financial Review

1st Quarter 2005 Financial Results Teleconference Q&A Session Slide No. 27